Form 10KSB, Exhibit 13
AFSALA BANCORP INC
filed 1997-12-29
CIK 1016931

EXHIBIT 13

Stock Market Information


The Company's common stock has been traded on The Nasdaq Stock Market under the trading symbol of "AFED" since it commenced trading in October 1996. The following table reflects the stock sales prices as published in a statistical report by The Nasdaq Stock Market.

                                                                    Dividends
                                          High           Low        Declared
                                          ----           ---        --------

First Quarter Ending
12/31/96                                $12 1/4        $11 1/4        $0.00

Second Quarter Ending
3/31/97                                  14 3/8         11 3/4         0.00

Third Quarter Ending
6/30/97                                  14 7/8         12 1/2         0.04

Fourth Quarter Ending
9/30/97                                  17 7/8         14 11/16       0.04


The number of shareholders of record of common stock is approximately 511. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. On December 12, 1997, there were 1,388,440 shares outstanding. The Company's ability to pay dividends to stockholders is dependent upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Conversion, or (2) the regulatory capital requirements imposed by the OTS.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

AFSALA Bancorp, Inc. (the Company) is a Delaware corporation organized in June 1996 at the direction of Amsterdam Federal Bank (the Bank) to acquire all of the capital stock that the Bank issued upon the Bank's conversion from the mutual to stock form of ownership. On September 30, 1996, the Company completed its initial public stock offering, issuing 1,454,750 shares of $.10 par value common stock at $10.00 per share. Net proceeds to the Company were $13.6 million after conversion costs. Approximately $1.1 million of the proceeds were utilized to fund a loan by the Company to the Company's Employee Stock Ownership Plan (ESOP) which purchased 110,780 shares of the Company's common stock during the offering. The Company is not an operating company and has not engaged in any significant business to date. As such, references herein to the Bank subsequent to September 30, 1996 include the Company unless the context otherwise indicates.

The Bank's results of operations are primarily dependent on its net interest income, which is the difference between the interest income earned on its assets, primarily loans and investments, and the interest expense on its liabilities, primarily deposits and borrowings. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of operations are also significantly influenced by the level of non-interest expenses, such as employee salaries and benefits, other income, such as loan-related fees and fees on deposit-related services, and the Bank's provision for loan losses.

The Bank has been, and intends to continue to be, a community-oriented financial institution offering a variety of financial services. Management's strategy has been to try to achieve a high loan to asset ratio and a high proportion of lower-costing, non-time deposit accounts in the deposit portfolio. At September 30, 1997, the Bank's loans receivable, net, to assets ratio was 47.3%, up from 46.0% at September 30, 1996. At September 30, 1997, $65.6 million or 48.5% of total deposits were in non-time deposit accounts.



Asset/Liability Management

The Bank's net interest income is sensitive to changes in interest rates, as the rates paid on its interest-bearing liabilities generally change faster than the rates earned on its interest-earning assets. As a result, net interest income will frequently decline in periods of rising interest rates and increase in periods of decreasing interest rates.

To mitigate the impact of changing interest rates on its net interest income, the Bank manages its interest rate sensitivity and asset/liability products through its asset/liability management committee. The asset/liability management committee meets weekly to determine the rates of interest for loans and deposits and consists of the President and Chief Executive Officer, the Vice President and Chief Lending Officer, and the Treasurer and Chief Financial Officer. Rates on deposits are primarily based on the Bank's need for funds and on a review of rates offered by other financial institutions in the Bank's market areas. Interest rates on loans are primarily based on the interest rates offered by other financial institutions in the Bank's primary market areas as well as the Bank's cost of funds.

In an effort to reduce interest rate risk and protect itself from the negative effects of rapid or prolonged changes in interest rates, the Bank has instituted certain asset and liability management measures, including (i) originating, for its portfolio, a large base of adjustable-rate residential mortgage loans, which, at September 30, 1997, totaled 27.9% of total loans, of which 90.8% reprice annually, and (ii) maintaining substantial levels of interest bearing term deposits, federal funds, and securities with one to five year terms to maturity.

The Committee manages the interest rate sensitivity of the Bank through the determination and adjustment of asset/liability composition and pricing strategies. The Committee then monitors the impact of the interest rate risk and earnings consequences of such strategies for consistency with the Bank's liquidity needs, growth, and capital adequacy. The Bank's principal strategy is to reduce the interest rate sensitivity of its interest earning assets and to match, as closely as possible, the maturities of interest earning assets with interest bearing liabilities.

Net Portfolio Value. In order to encourage savings associations to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point ("bp") change in market interest rates. A resulting change in NPV of more than 2% of the estimated present value of total assets ("PV") will require the institution to deduct from its capital 50% of that excess change. The rules provide that the OTS will calculate the IRR component quarterly for each institution. The Bank, based on asset size and risk-based capital, has been informed by the OTS that it is exempt from this rule. Nevertheless, the following table presents the Bank's NPV at September 30, 1997, as calculated by the OTS, based on quarterly information voluntarily provided to the OTS by the Bank.


                                                                             NPV as % of PV
                            Net Portfolio Value                                 of Assets
                     ----------------------------------    ----------------------------------------------------
     Change                                                                        NPV
     in Rates        $Amount          $Change(1)           $Change(2)          Ratio(3)         Change(4)
     ------------    -------------    -----------------    ----------------    ------------     ---------------

                          (Dollars in thousands)

         +400 bp           13,264              (7,482)               (36)%         8.59%           -404 bp
         +300 bp           15,394              (5,352)               (26)          9.80            -283 bp
         +200 bp           17,419              (3,326)               (16)         10.90            -173 bp
         +100 bp           19,221              (1,524)                (7)         11.86             -77 bp
            0 bp           20,745                                                 12.63
         -100 bp           22,003               1,258                  6          13.24              61 bp
         -200 bp           23,865               3,120                 15          14.15             152 bp
         -300 bp           26,322               5,576                 27          15.32             269 bp
         -400 bp           29,235               8,489                 41          16.67             404 bp

---------------------------------------------------------------------------------------------------------------

(1) Represents the excess (deficiency) of the estimated NPV assuming the indicated change in interest rates minus the estimated NPV assuming no change in interest rates,
(2) Calculated as the amount of change in the estimated NPV dividend by the estimated NPV assuming no change in interest rates.
(3)  Calculated as the estimated NPV divided by present value of total assets.
(4) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

Although the OTS has informed the Bank that is not subject to the IRR component discussed above, the Bank is still subject to interest rate risk and, as can be seen above, changes in interest rates may reduce the Bank's NPV. The OTS has the authority to require otherwise exempt institutions to comply with the rule concerning interest rate risk.

At September 30, 1997, a change in interest rates of a positive 200 basis points would have resulted in a 173 basis point decrease in NPV as a percentage of the present value of the Bank's total assets. A change in interest rates of a negative 200 basis points would have resulted in a 152 basis point increase in the NPV as a percentage of the present value of the Bank's total assets. Utilizing the OTS IRR measurement described above, the Bank, at September 30, 1997, would have been considered by the OTS to have been subject to "normal" IRR and no additional amount would be required to be deducted from risk-based capital.

Certain assumptions utilized by the OTS in assessing the interest rate risk of savings associations were employed in preparing the previous table. These assumptions related to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above. In addition, certain shortcomings are inherent in the preceding NPV tables since the data reflect hypothetical changes in NPV based upon assumptions used by the OTS to evaluate the Bank as well as other institutions. The experience of the Bank has been that net interest income declines with increases in interest rates and that net interest income increases with decreases in interest rates. Generally, during periods of increasing interest rates, the Bank's interest rate sensitive liabilities would reprice faster than its interest rate sensitive assets causing a decline in the Bank's interest rate spread and margin. This would result from an increase in the Bank's cost of funds that would not be immediately offset by an increase in its yield on earning assets. An increase in the cost of funds without an equivalent increase in the yield on earning assets would tend to reduce net interest income. The Bank's interest rate spread increased for the fiscal year ended September 30, 1997 from the fiscal year ended September 30, 1996 from 2.69% to 2.89%.

In times of decreasing interest rates, fixed rate assets could increase in value and the lag in repricing of interest rate sensitive assets could be expected to have a positive effect on the Bank's net interest income.



Average Balance Sheet, Interest Rates, and Yield

The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the years presented. Average balances are derived from daily balances, however, some balances are derived from month-end balances where management does not believe the use of month-end balances has caused any material difference in the information presented. There have been no tax equivalent adjustments made to the yields.

                                                                                Year Ended September 30,
                                                         ----------------------------------------------------------------
                                                                      1997                             1996
                                                         ------------------------------      --------------------------------
                                                         Average  Interest    Average        Average   Interest     Average
                                                         Balance Earned/Paid Yield/Cost      Balance  Earned/Paid  Yield/Cost
                                                         ------------------------------      -------  -----------  ----------
                                                                                (Dollars in Thousands)
Interest-earning assets:
   Federal funds sold                                   $  7,625 $     406       5.32       $  6,543 $     334         5.10%
   Term deposits with FHLB of NY                           2,603       142       5.46          2,369       131         5.53
   Securities available for sale (1)                      23,147     1,415       6.11         13,640       742         5.44
   Investment securities held to maturity                 40,360     2,636       6.53         35,734     2,185         6.11
   FHLB of NY stock, at cost                                 565        37       6.55            566        37         6.54
   Net loans receivable(2)                                72,675     6,133       8.44         68,127     5,736         8.42
                                                         -------- ---------  ---------       -------- ---------  -----------
        Total interest-earning assets                    146,975    10,769       7.33        126,979     9,165         7.22
                                                                  ---------  ---------                ---------  -----------
Non-interest earning assets                                6,906                               6,384
                                                         --------                            --------
        Total assets                                    $153,881                            $133,363
                                                         ========                            ========

Interest-bearing liabilities:
   Savings accounts                                     $ 36,047     1,081       3.00       $ 35,560     1,067         3.00
   NOW accounts                                           11,174       258       2.31          9,871       224         2.27
   Money market accounts                                   9,002       364       4.04          6,681       257         3.85
   Time deposit accounts                                  65,982     3,689       5.59         62,919     3,624         5.76
   Escrow accounts                                           305         8       2.62            440         9         2.05
   FHLB of NY long term borrowings                         1,627       115       7.07          2,047       144         7.03
                                                         -------- ---------  ---------       -------- ---------  -----------
        Total interest-bearing liabilities               124,137     5,515       4.44        117,518     5,325         4.53
                                                                  ---------  ---------                ---------  -----------
Non-interest bearing deposits                              7,845                               6,640
Other non-interest bearing liabilities                       842                                 924
Equity                                                    21,057                               8,281
                                                         --------                            --------
        Total liabilities and equity                    $153,881                            $133,363
                                                         ========                            ========

Net interest income                                              $   5,254                           $   3,840
                                                                  =========                           =========

Interest rate spread                                                             2.89 %                                2.69%
                                                                             =========                           ===========

Net interest margin                                                              3.57 %                                3.02%
                                                                             =========                           ===========

Ratio of average interest-earning assets to
   average interest-bearing liabilities                   118.40%                              108.05%
                                                         ========                            ========

---------------------
(1)  Average  securities  available  for sale are included at  approximate  fair
     value.   The  adjustment  to  approximate  fair  value  is  not  considered significant.
(2)  Calculated net of allowance for loan losses. Includes non-accrual loans.

Rate/Volume Analysis

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest earning assets and interest bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate) and (ii) changes in rates (changes in rate multiplied by old volume). Increases and decreases due to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                                           Year Ended September 30,
                                                                  -------------------------------------------
                                                                                   1997 vs.
                                                                                     1996
                                                                  -------------------------------------------
                                                                      Increase (Decrease)
                                                                            Due to
                                                                  ---------------------------
                                                                                                   Total
                                                                                                 Increase
                                                                     Volume          Rate       (Decrease)
                                                                --------------   ------------   ------------
Interest and dividend income:
   Federal funds sold                                           $       56,699         14,782         71,481
   Term deposits with FHLB of NY                                        12,503         (1,713)        10,790
   Securities available for sale                                       571,824        101,043        672,867
   Investment securities held to maturity                              294,772        156,514        451,286
   FHLB of NY stock, at cost                                              (203)           (99)          (302)
   Net loans receivable                                                383,508         13,646        397,154
                                                                  -------------  ------------- --------------
       Total interest and dividend income                            1,319,103        284,173      1,603,276
                                                                  -------------  ------------- --------------
Interest expense:
   Savings accounts                                                     13,623              0         13,623
   NOW accounts                                                         30,577          4,082         34,659
   Money market accounts                                                93,578         13,291        106,869
   Time deposit accounts                                               173,392       (108,794)        64,598
   Escrow accounts                                                      (3,138)         2,170           (968)
   FHLB of NY long term borrowings                                     (29,790)           812        (28,978)
                                                                  -------------  ------------- --------------
       Total interest expense                                          278,242        (88,439)       189,803
                                                                  -------------  ------------- --------------

Net change in net interest income                               $    1,040,861        372,612      1,413,473
                                                                  =============  ============= ==============

Financial Condition

Total assets increased by $6.7 million or 4.4% to $160.4 million at September 30, 1997 from $153.7 million at September 30, 1996, primarily due to increases in net loans receivable of $5.1 million or 7.3%, and securities available for sale of $20.6 million or 120.1% which were partially offset by decreases in federal funds sold and term deposits with the Federal Home Loan Bank of $16.5 million or 86.1%, and $3.0 million or 100.0%, respectively. These shifts were primarily the result of the re-investment of the proceeds from the offering into higher yielding instruments. The increase in net loans receivable was primarily due to increased loan activity in residential mortgage and home equity loans.

The Company's deposits increased by $8.9 million or 7.0% to $135.3 million at September 30, 1997 from $126.5 million at September 30, 1996 primarily due to various marketing promotions offered in the supermarket branches along with the opening of a new branch in May 1997. Offsetting this increase in deposits was a decrease in accrued expenses and other liabilities of $1.7 million or 37.2% to $2.8 million at September 30, 1997 from $4.4 million at September 30, 1996. This decrease primarily relates to outstanding cashier checks of $2.6 million which were issued and outstanding on September 30, 1996 to refund the over-subscriptions related to the Company's initial public offering, offset partially by a $1.5 million liability for securities purchases which are due to brokers at September 30, 1997.

Stockholders' equity remained consistent at $20.6 million at both September 30, 1997 and 1996. An increase in retained earnings of $928 thousand was offset by purchases of treasury stock and the grant of stock under the Restricted Stock Plan of $238 thousand and $733 thousand (net of amortization), respectively. Equity during the period was also effected by 2,770 shares of common stock committed to be released by the Company's ESOP as of December 31, 1996 and the change in the net unrealized gain (loss) on securities available for sale, net of tax.

Comparison of Operating Results for the Fiscal Years Ended September 30, 1997 and 1996.

Net Income. Net income increased by $978 thousand for the fiscal year ended September 30, 1997 to $1.2 million from $211 thousand for the fiscal year ended September 30, 1996. Net income for the fiscal year ended September 30, 1997 increased primarily as a result of increased net interest income and non-interest income along with a decrease in non-interest expenses, offset in part by an increase in the provision for loan losses and increased income tax expense. Net interest income increased by $1.4 million or 36.8% to $5.3 million for the fiscal year ended September 30, 1997 as compared to $3.8 million for the fiscal year ended September 30, 1996. Non-interest income increased $18 thousand or 4.5% to $406 thousand for the fiscal year ended September 30, 1997 as compared to $388 thousand for the fiscal year ended September 30, 1996. Non-interest expense decreased by $127 thousand or 3.4% to $3.6 million for the fiscal year ended September 30, 1997 from $3.7 million for the fiscal year ended September 30, 1996. This decrease was primarily the result of the special one-time assessment levied by the Federal Deposit Insurance Corporation (FDIC) on all institutions with Savings Association Insurance Fund (SAIF) insured deposits to contribute to the recapitalization of the SAIF. On September

30, 1996, the Bank accrued approximately $702 thousand for the special assessment. The provision for loan losses increased $20 thousand to $250 thousand for the fiscal year ended September 30, 1997, primarily due to the loan growth noted above, and local economic trends. Income tax expense increased $560 thousand to $624 thousand due to an increase in income before income tax expense.


Net Interest Income. Net interest income increased by approximately $1.4 million or 36.8% to $5.3 million for the fiscal year ended September 30, 1997 from $3.8 million for the fiscal year ended September 30, 1996. The increase in net interest income was primarily the result of the increase in the amount of average interest earning assets exceeding the increase in average interest bearing liabilities. Likewise, the interest rate spread increased to 2.89% for the fiscal year ended September 30, 1997 from 2.69% for the previous year. This increase in the interest rate spread is due to a 11 basis point increase in the average yield on interest earning assets combined with a 9 basis point decrease in the average cost of interest bearing liabilities.

Interest earning assets primarily consist of loans receivable, federal funds sold, securities (securities available for sale combined with investment securities held to maturity), and interest bearing deposits in the FHLB of New York. Interest bearing liabilities primarily consist of interest bearing deposits and long term borrowings from the FHLB of New York.


Interest and Dividend Income. Interest and dividend income increased by approximately $1.6 million or 17.5% to $10.8 million for the fiscal year ended September 30, 1997 from $9.2 million for the fiscal year ended September 30, 1996. The increase in interest and dividend income was largely the result of an increase of $20.0 million or 15.7% in the average balance of interest earning assets to $147 million for the fiscal year ended September 30, 1997 as compared to $127 million for the fiscal year ended September 30, 1996. This increase was primarily due to the Company's initial public offering on September 30, 1996, which generated approximately $13.6 million in net proceeds which have been redeployed by management into various earning asset categories. Also adding to the increase in interest and dividend income was an 11 basis point increase in the average yield on all interest earning assets. The increase in the average balance of interest earning assets consisted primarily of an increase in the average balance of total securities (both securities available for sale and investment securities held to maturity) of $14.1 million or 28.6%, an increase in the average balance of net loans receivable of approximately $4.5 million or 6.7%, an increase in the average balance of term deposits with the FHLB of NY of $234 thousand or 9.9%, and an increase in the average balance of federal funds sold of $1.1 million or 16.5%.


Interest income on securities available for sale increased $673 thousand or 90.7% to $1.4 million for the fiscal year ended September 30, 1997 from $742 thousand for the previous year. The increase in interest income on securities available for sale is primarily due to an increase of $9.5 million in the average balance, as well as a 67 basis point increase in the average yield on these securities. Interest income on investment securities held to maturity increased $451 thousand or

20.7% to $2.6 million for the fiscal year ended September 30, 1997 from $2.2 million for the fiscal year ended September 30, 1996 . This increase is primarily the result of an increase in the average balance of $4.6 million combined with a 42 basis point increase in the average yield on these securities.


Interest and fees on loans increased $397 thousand or 6.9% to $6.1 million for the fiscal year ended September 30, 1997 from $5.7 million for the fiscal year ended September 30, 1996. This increase was primarily the result of an increase in the average balance of net loans receivable of $4.5 million combined with a 2 basis point increase in the average yield on net loans receivable.

The yield on the average balance of interest earning assets was 7.33% and 7.22% for the fiscal years ended September 30, 1997 and 1996, respectively.

Interest Expense. Interest on deposits and escrow accounts increased by approximately $219 thousand or 4.2% to $5.4 million for the fiscal year ended September 30, 1997 from $5.2 million for the fiscal year ended September 30, 1996. The increase in interest on deposits and escrow accounts was substantially due to the increase in interest expense related to money market accounts. Interest expense on money market accounts was $364 thousand for the fiscal year ended September 30, 1997, compared to $257 thousand for the fiscal year ended September 30, 1996. This increase was primarily due to an increase of $2.3 million or 34.7% in the average balance of money market accounts along with a 19 basis point increase in the average rate paid on these deposits in fiscal year 1997 as compared to fiscal 1996. Likewise, interest expense on time deposit and NOW accounts was $3.7 million and $258 thousand, respectively, for the fiscal year ended September 30, 1997, compared to $3.6 million and $224 thousand, respectively, for the fiscal year ended September 30, 1996. These increases were primarily due to increases in the average balances of the respective deposit types offset somewhat by a 17 basis point decrease in the average rate paid on time deposit accounts.

Interest on FHLB of NY long term borrowings, which is a less significant portion of interest expense, decreased by $29 thousand or 20.2% to $115 thousand for the fiscal year ended September 30, 1997 when compared to the fiscal year ended September 30, 1996, as the average amount of borrowings outstanding decreased by $420 thousand or 20.5%, partially offset by an increase in the average rate paid by the Company of 4 basis points. The Company uses FHLB advances as a secondary funding source and generally uses long term borrowings to supplement deposits which are the Company's primary source of funds.

Provision for Loan Losses. The Company's management monitors and adjusts its allowance for loan losses based upon its analysis of the loan portfolio. The allowance is increased by a charge to the provision for loan losses, the amount of which depends upon an analysis of the changing risks inherent in the Bank's loan portfolio. The Bank has historically experienced a limited amount of loan charge-offs. However, there can be no assurance that additions to the allowance for loan losses will not be required in future periods or that actual losses will not exceed estimated amounts. The Company's ratio of non-performing loans to total loans was 0.61% and 1.09% at September 30, 1997 and September 30, 1996, respectively. The provision for loan losses for the fiscal year ended September 30, 1997 increased $20 thousand to $250 thousand from $230 thousand for the fiscal year ended September 30, 1996. The increase was primarily due to the growth in the loan portfolio discussed above, as well as local economic trends, including the general decline in real estate values in the Bank's market areas.



Non-Interest Income. Non-interest income increased during the fiscal year ended September 30, 1997 to $406 thousand compared with $388 thousand for the fiscal year ended September 30, 1996. Increases in service charges on deposit accounts of $6 thousand and other non-interest income of $12 thousand comprised the increase from the previous year.

Non-Interest Expenses. Non-interest expenses decreased $127 thousand or 3.4% to $3.6 million for the fiscal year ended September 30, 1997 from $3.7 million for the fiscal year ended September 30, 1996. The decrease in non-interest expenses was primarily due to the one-time special assessment levied by the Federal Deposit Insurance Corporation (FDIC) as discussed above.

The increase in compensation and benefits expense of $332 thousand or 26.6% was primarily the result of costs related to the Company's new ESOP totaling $151 thousand for fiscal 1997, the establishment of the Restricted Stock Plan, which resulted in $52 thousand in expense for fiscal 1997, the opening of a new branch in May 1997, as well as general cost of living and merit raises to employees.

Occupancy and equipment expenses increased by $45 thousand or 9.2% due primarily to the new operations center opened in July 1996 and the new branch opened in May 1997.

FDIC deposit insurance premiums decreased by $851 thousand or 87.9% due primarily to the one-time special assessment of $702 thousand noted above, as well as reduced deposit insurance premium rates during the year. The reduced rates are the result of the capitalization of the SAIF through a one-time special assessment during September 1996.

Professional service fees for the fiscal year ended September 30, 1997, increased $190 thousand or 170.8% as a result of additional legal, accounting and other fees related to being a publicly traded company.

Other non-interest expenses increased $91 thousand or 17.3% from fiscal 1996 to fiscal 1997 primarily as a result of general expense increases related to the new branch opened in May 1997 and expenses related to being a public company for items such as Delaware franchise taxes, stock registrar and transfer agent fees, annual report preparation, and annual meeting expenses.

Management believes that compensation and benefits expenses will increase in future periods as a result of the costs related to the Company's ESOP as well as the Restricted Stock Plan, which was adopted in May 1997. Furthermore, the Company expects that certain operating expenses will increase as a result of the costs associated with being a public company, as noted above.

Income Tax Expense. Income tax expense increased to $624 thousand for the fiscal year ended September 30, 1997 from $63 thousand for the fiscal year ended September 30, 1996. The increase was primarily the result of the increase in income before income tax expense.


Liquidity and Capital Resources

The Bank is required by OTS regulations to maintain, for each calendar month, a daily average balance of cash and eligible liquid investments of not less than 5% of the average daily balance of its net withdrawable savings and borrowings (due in one year or less) during the preceding calendar month. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10%. The Bank's average liquidity ratio was 45.18% and 47.02% at September 30, 1997 and 1996, respectively.



 The Company's sources of liquidity include cash flows from operations, principal and interest payments on loans, maturities of securities, deposit inflows, and borrowings from the FHLB of New York. During fiscal 1997 and 1996, the primary source of funds was cash flows from deposit growth. On September 30, 1996, the Company also had significant cash flows from its initial public offering on that date which provided investable cash flows for the fiscal year ended September 30, 1997.

While maturities and scheduled amortization of loans and securities are, in general, a predictable source of funds, deposit flows and prepayments on loans and securities are greatly influenced by general interest rates, economic conditions and competition. In addition, the Bank invests excess funds in overnight deposits which provide liquidity to meet lending requirements.

In addition to deposit growth, from time-to-time the Company borrows funds from the FHLB of New York to supplement its cash flows. At September 30, 1997 and 1996, the Company had outstanding borrowings from the FHLB of $1.4 million and $1.8 million, respectively.

As of September 30, 1997 and 1996, the Company had $37.7 and $17.1 million, respectively, of securities classified as available for sale and $35.3 and $35.0 million, respectively, of securities classified as held to maturity. The liquidity of the securities available for sale portfolio provides the Bank with additional potential cash flows to meet loan growth and deposit flows.

Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the savings and loan industry, and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on the Company's commitments to make loans and management's assessment of the Company's ability to generate funds.

The Bank is subject to federal regulations that impose certain minimum capital requirements. At September 30, 1997, the Bank's capital exceeded each of the regulatory capital requirements of the OTS. The Bank is "well capitalized" at September 30, 1997 according to the regulatory definition. At September 30, 1997, the Company's consolidated tangible and core capital levels were both $20.6 million (13.0% of total adjusted assets) and its total risk-based capital level was $21.4 million (30.9% of total risk-weighted assets). The minimum regulatory capital ratio requirements of the Bank are 1.5% for tangible capital, 3.0% for core capital, and 8.0% for risk based capital.

During fiscal 1997, the stockholders approved the Amsterdam Federal Bank Restricted Stock Plan, which allows for a stock repurchase of 4% of the Company's outstanding common stock. Under this plan, 58,190 shares were repurchased by the Company in open-market transactions at a total cost of $939 thousand or $16.14 per share. In addition, the Company was approved by the OTS to repurchase up to 5% of its common stock to be used for general corporate purposes. Under this repurchase plan, as of September 30, 1997, 15,000 shares had been repurchased by the Company in open-market transactions at a total cost of $238 thousand or $15.88 per share.

 Recent Accounting Pronouncements

In June  1996,  the FASB  issued  SFAS No. 125  "Accounting  for  Transfers  and
Servicing of Financial Assets and Extinguishments of Liabilities," which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial-components approach that focuses on control. The Company adopted SFAS No. 125 as of January 1, 1997. The adoption of SFAS No. 125 did not have a material impact on the Company's consolidated financial statements.

In February 1997, the FASB issued SFAS No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share (EPS). This Statement supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share," and related interpretations. SFAS No. 128 replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. This Statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Earlier application is not permitted. This Statement requires restatement of all prior period EPS data presented. As required, the Company will adopt SFAS No. 128 in the first quarter of fiscal 1998, and will report and display EPS in accordance with the new Statement.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in financial statements. SFAS No. 130 states that comprehensive income includes reported net income of a company, adjusted for items that are currently accounted for as direct entries to equity, such as the net unrealized gain or loss on securities available for sale. This Statement is effective for both interim and annual periods beginning after December 15, 1997. As required, the Company will adopt the reporting requirements of this Statement in the second quarter of fiscal 1998.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting by public companies about operating segments of their business. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement is effective for periods beginning after December 15, 1997. As required, the Company will adopt the reporting requirements of this statement in the second quarter of fiscal 1998.

 Impact  of  The Year 2000

The Company is aware of the issues associated with the programming code in existing computer systems as the millennium (year 2000) approaches. The "year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

The Company is utilizing both internal and external resources to identify, correct or reprogram, and test its systems for year 2000 compliance. It is anticipated that all reprogramming efforts will be complete by December 31, 1998, allowing adequate time for testing. To date, confirmations have been received from the Company's primary processing vendors that plans are being developed to address processing of transactions in the year 2000. Management has not yet assessed the year 2000 compliance expense and related potential effect on the Company's earnings.

Effect of Inflation and Changing Prices

The Company's consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services.

                              AFSALA Bancorp, Inc.

The table below sets forth certain performance and financial ratios of the Company for the years indicated:

--------------------------------------------------------------------------------
Key Operating Ratios
At or for the Year Ended September 30,
--------------------------------------------------------------------------------

                                                                  1997          1996         1995         1994          1993
                                                                  ----          ----         ----         ----          ----
Performance ratios:
Return on average assets
 (net income divided by average total assets)                     0.77%         0.16%        0.51%        0.60%         0.69%

Return on average equity
 (net income divided by average equity) .  .  .  .                5.65          2.55         8.00         9.41         10.97

Net interest rate spread  .  .  .  .  .  .  .  .  .  .  .         2.89          2.69         2.78         2.89          2.74

Net interest margin  .  .  .  .  .  .  .  .  .  .  .  .           3.57          3.02         3.08         3.17          3.19
 .

Yield on average earning assets
 for the period ended  .  .  .  .  .  .  .  .  .  .  .            7.33          7.22         7.06         6.62          7.13
 .

Rate on average interest-bearing liabilities  .  .                4.44          4.53         4.28         3.73          4.39

Average interest-earning assets to average
 interest-bearing liabilities  .  .  .  .  .  .  .  .           118.40        108.05       107.59       107.96        111.41
 .  .

Efficiency ratio (1)  .  .  .  .  .  .  .  .  .  .  .            63.21         88.06        72.15        63.58         60.00
 .  .

Expense ratio (2)  .  .  .  .  .  .  .  .  .  .  .  .             2.32          2.79         2.28         2.01          1.91
 .  .

Asset Quality Ratios:
Non-performing loans to total assets  .  .  .  .  .               0.29          0.51         0.47         0.64          1.01

Non-performing loans to total loans  .  .  .  .  .                0.61          1.09         0.90         1.23          2.00

Allowance for loan losses to
 non-performing loans  .  .  .  .  .  .  .  .  .  .  .  .       236.09        112.40       113.57        85.62         39.04

Allowance for loan losses to total
 loans receivable  .  .  .  .  .  .  .  .  .  .  .  .             1.44          1.23         1.02         1.05          0.78
 .  .

Non-performing assets to total assets,
 at period end  .  .  .  .  .  .  .  .  .  .  .  .  .             0.31          0.51         0.47         0.64          1.08
 .  .

Capital Ratios:
Equity to total assets at period end  .  .  .  .  .              12.85         13.40         6.18         6.41          6.33

Average equity to average total assests  .  .  .                 13.68          6.21         6.34         6.36          6.29

Dividend payout .  .  .  .  .  .  .  .  .  .  .  .  .  .          8.99           N/A          N/A          N/A           N/A

Book value per share (3)  .  .  .  .  .  .  .  .  .  .          $16.19         15.32          N/A          N/A           N/A


(1) Total non-interest expense, excluding other real estate owned expense, as a percentage of net interest income and total non-interest income, excluding net gain (loss) on securities transactions. Excluding the affect of a special one-time SAIF assessment, this ratio would have been 71.45% for 1996.
(2) Total non-interest expense, excluding other real estate owned expense, as a percentage of total assets. Excluding the affect of a special one-time SAIF assessment, this ratio would have been 2.27% for 1996.
(3)  Excludes unallocated ESOP shares and unvested Restricted Stock Plan shares.

                          Independent Auditors' Report


The Board of Directors and Shareholders
AFSALA Bancorp, Inc.:


We have audited the accompanying consolidated balance sheets of AFSALA Bancorp, Inc. and subsidiary (the Company) as of September 30, 1997 and 1996, and the related consolidated statements of income, changes in stockholders equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Companys management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AFSALA Bancorp, Inc. and subsidiary as of September 30, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                        /s/KPMG Peat Marwick LLP

Albany, New York
November 14, 1997

                      AFSALA BANCORP, INC. AND SUBSIDIARY

                          Consolidated Balance Sheets

                          September 30, 1997 and 1996


                                                                                                    1997             1996
                                                                                                    ----             ----
        Assets

Cash and due from banks                                                                       $   5,127,320   $    4,816,392
Federal funds sold                                                                                2,675,000       19,200,000
Term deposits with the Federal Home Loan Bank                                                         --           3,000,000
                                                                                              -------------      -----------
                        Total cash and cash equivalents                                           7,802,320       27,016,392
                                                                                              -------------      -----------

Securities available for sale, at fair value                                                     37,705,373       17,131,802
Investment securities held to maturity                                                           35,263,826       34,999,930
Federal Home Loan Bank of New York stock, at cost                                                   565,300          565,300

Loans receivable                                                                                 76,927,350       71,556,754
Less:  Allowance for loan losses                                                                 (1,108,080)        (879,463)
                                                                                              -------------      -----------
                Net loans receivable                                                             75,819,270       70,677,291
                                                                                              -------------      -----------

Accrued interest receivable                                                                       1,405,687        1,156,466
Premises and equipment, net                                                                       1,659,444        1,703,491
Other assets                                                                                        186,066          426,015
                                                                                              -------------      -----------
                        Total assets                                                          $ 160,407,286      153,676,687
                                                                                              =============      ===========

        Liabilities and Stockholders Equity

Liabilities:
        Deposits                                                                              $ 135,316,322      126,460,081
        Federal Home Loan Bank of New York long term borrowings                                   1,415,625        1,815,625
        Escrow accounts                                                                             266,656          365,187
        Accrued expenses and other liabilities                                                    2,789,562        4,444,922
                                                                                              -------------      -----------
                        Total liabilities                                                       139,788,165      133,085,815
                                                                                              -------------      -----------

Commitments and contingent liabilities (note 13)

Stockholders Equity:
        Preferred stock, $0.10 par value; authorized 500,000 shares; none issued                      --               --
        Common stock, $0.10 par value; authorized 3,000,000 shares; 1,454,750 shares issued         145,475          145,475
        Additional paid-in capital                                                               13,465,092       13,460,381
        Retained earnings, substantially restricted                                               9,048,824        8,120,864
        Common stock acquired by ESOP (108,010 shares in 1997 and 110,780 shares in 1996)        (1,080,105)      (1,107,800)
        Unearned Restricted Stock Plan                                                             (733,194)           --
        Treasury stock, at cost (15,000 shares in 1997)                                            (238,125)           --
        Net unrealized gain (loss) on securities available for sale, net of tax                      11,154          (28,048)
                                                                                              -------------      -----------
                        Total stockholders equity                                                20,619,121       20,590,872
                                                                                              -------------      -----------
                        Total liabilities and stockholders equity                             $ 160,407,286      153,676,687
                                                                                              =============      ===========



See accompanying notes to consolidated financial statements.

                      AFSALA BANCORP, INC. AND SUBSIDIARY

                       Consolidated Statements of Income

                    Years ended September 30, 1997 and 1996

                                                                                  1997           1996
                                                                                  ----           ----

Interest and dividend income:
        Interest and fees on loans                                            $ 6,133,225     5,736,071
        Interest on federal funds sold                                            405,441       333,960
        Interest on FHLB term deposits                                            142,037       131,247
        Interest on securities available for sale                               1,414,978       742,111
        Interest on investment securities                                       2,636,444     2,185,158
        Dividends on Federal Home Loan Bank of New York stock                      36,670        36,972
                                                                              -----------     ---------
                        Total interest and dividend income                     10,768,795     9,165,519
                                                                              -----------     ---------

Interest expense:
        Deposits and escrow accounts                                            5,400,195     5,181,414
        Federal Home Loan Bank of New York long term borrowings                   114,669       143,647
                                                                              -----------     ---------
                        Total interest expense                                  5,514,864     5,325,061
                                                                              -----------     ---------

                        Net interest income                                     5,253,931     3,840,458

Provision for loan losses                                                         250,000       230,000
                                                                              -----------     ---------
                        Net interest income after provision for loan losses     5,003,931     3,610,458
                                                                              -----------     ---------

Non-interest  income:
        Service charges on deposit accounts                                       371,652       365,658
        Other                                                                      34,018        22,377
                                                                              -----------     ---------
                        Total non-interest  income                                405,670       388,035
                                                                              -----------     ---------

Non-interest expenses:
        Compensation and benefits                                               1,577,427     1,245,908
        Occupancy and equipment                                                   533,833       488,971
        FDIC deposit insurance premium                                            116,917       967,467
        Data processing fees                                                      279,056       268,295
        Professional service fees                                                 301,910       111,500
        Advertising                                                                58,311        44,552
        Supplies                                                                  112,664        71,651
        Other                                                                     616,903       525,731
                                                                              -----------     ---------
                        Total non-interest expenses                             3,597,021     3,724,075
                                                                              -----------     ---------

                        Income before income tax expense                        1,812,580       274,418

Income tax expense                                                                623,551        63,100
                                                                              -----------     ---------
                        Net income                                            $ 1,189,029       211,318
                                                                              ===========     =========

                        Net income per share                                  $      0.89           N/A
                                                                              ===========     =========


See accompanying notes to consolidated financial statements.

                      AFSALA BANCORP, INC. AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity

                    Years ended September 30, 1997 and 1996

                                                                                                Net unrealized
                                                            Common                               gain (loss) on
                                   Additional                stock       Unearned                  securities
                        Common      paid-in      Retained   acquired    Restricted   Treasury     available for
                         stock      capital      earnings    by ESOP    Stock Plan     Stock     sale, net of tax        Total
                        ---------- ----------    --------   --------    ----------   --------   -----------------     -----------

Balance at September
  30, 1995                $   -        -        7,909,546        -           -           -           4,583              7,914,129

Net income                    -        -          211,318        -           -           -                                211,318

Common stock issued        145,475  13,460,381       -           -           -           -             -               13,605,856

Acquisition of common
 stock by ESOP (110,780
 shares)                      -        -             -       (1,107,800)     -           -             -               (1,107,800)

Change in net unrealized
  gain (loss) on
  securities available
  for sale, net of tax        -        -             -           -           -           -          (32,631)              (32,631)
                           -------- ----------  ---------   ----------   --------     --------      -------            ----------

Balance at September
  30, 1996                 145,475  13,460,381  8,120,864    (1,107,800)     -           -          (28,048)           20,590,872

Net income                    -        -        1,189,029        -           -           -             -                1,189,029

Dividends paid on
  common stock ($0.08 per
  share)                      -        -         (107,738)       -           -           -             -                 (107,738)

Allocation of ESOP stock
  (2,770 shares)              -          4,711       -          27,695       -           -             -                   32,406

Grant of restricted stock
  under Restricted Stock
  Plan (58,190 shares)        -        785,565       -           -       (785,565)       -             -                      -

Treasury stock purchased
  (73,190 shares)             -         -            -           -           -      (1,177,021)        -               (1,177,021)

Funding of Restricted
  Stock Plan (58,190
  shares)                     -       (785,565)  (153,331)       -           -         938,896         -                     -

Amortization of Unearned
  Restricted Stock            -         -            -           -         52,371        -             -                   52,371

Change in net unrealized
  gain (loss) on securities
  available for sale, net
  of tax                      -         -            -           -           -           -           39,202                39,202
                           -------- ----------  ---------   ----------   --------     --------      -------            ----------

Balance at September
  30, 1997                 $145,475 13,465,092  9,048,824   (1,080,105)  (733,194)    (238,125)      11,154            20,619,121
                           ======== ==========  =========   ==========   ========     ========      =======            ==========


See accompanying notes to consolidated financial statements.

                      AFSALA BANCORP, INC. AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                    Years ended September 30, 1997 and 1996


                                                                                                          1997              1996
                                                                                                          ----              ----
(Decrease) increase in cash and cash equivalents:

Cash flows from operating activities:
        Net income                                                                                    $  1,189,029         211,318
        Adjustments to reconcile net income to net cash (used in) provided by operating activities:
                        Depreciation                                                                       170,270         166,705
                        Provision for loan losses                                                          250,000         230,000
                        Allocation of ESOP stock                                                            32,406            --
                        RSP compensation expense                                                            52,371            --
                        Deferred tax benefit                                                              (165,416)        (24,308)
                        Increase in accrued interest receivable                                           (249,221)        (25,812)
                        Decrease (increase) in other assets                                                239,949        (181,505)
                        (Decrease) increase in accrued expenses and other liabilities                   (3,156,538)      3,314,561
                                                                                                      ------------      ----------
                                Total adjustments                                                       (2,826,179)      3,479,641
                                                                                                      ------------      ----------
                                Net cash (used in) provided by operating activities                     (1,637,150)      3,690,959
                                                                                                      ------------      ----------

Cash flows from investing activities:
        Proceeds from the maturity and call of securities available for sale                            14,325,277       4,484,510
        Purchases of securities available for sale                                                     (33,339,448)     (2,500,000)
        Proceeds from the maturity and call of investment securities held to maturity                   11,221,165      10,501,537
        Purchases of investment securities held to maturity                                            (11,485,061)    (15,381,273)
        Redemption of Federal Home Loan Bank of New York stock                                                --               900
        Net loans made to customers                                                                     (5,391,979)     (5,485,197)
        Proceeds from sale of other real estate owned                                                         --            25,434
        Capital expenditures                                                                              (126,223)       (256,528)
                                                                                                      ------------      ----------
                                Net cash used in investing activities                                  (24,796,269)     (8,610,617)
                                                                                                      ------------      ----------

Cash flows from financing activities:
        Net increase in deposits                                                                         8,856,241      10,387,502
        Net decrease in escrow accounts                                                                    (98,531)       (135,336)
        Repayments on long term borrowings from the Federal Home Loan Bank                                (400,000)       (487,500)
        Purchases of treasury stock                                                                     (1,030,625)           --
        Cash dividends paid on common stock                                                               (107,738)           --
        Net proceeds from common stock issued in stock conversion                                             --        13,605,856
        Acquisition of common stock by ESOP                                                                   --        (1,107,800)
                                                                                                      ------------      ----------
                                Net cash provided by financing activities                                7,219,347      22,262,722
                                                                                                      ------------      ----------

Net (decrease) increase in cash and cash equivalents                                                   (19,214,072)     17,343,064
Cash and cash equivalents at beginning of year                                                          27,016,392       9,673,328
                                                                                                      ------------      ----------
Cash and cash equivalents at the end of year                                                          $  7,802,320      27,016,392
                                                                                                      ============      ==========


                                                                     (Continued)

                      AFSALA BANCORP, INC. AND SUBSIDIARY

                    Years ended September 30, 1997 and 1996


                                                                                               1997          1996
                                                                                               ----          ----


Additional disclosures relative to cash flows:
        Interest paid                                                                       $ 5,525,197     5,321,830
                                                                                            ===========   ===========

        Taxes paid                                                                          $   374,528       205,460
                                                                                            ===========   ===========

Supplemental schedule of non-cash investing and financing activities:

        Transfer of loans to other real estate owned                                        $    31,389        25,434
                                                                                            ===========   ===========

        Investment securities  held  to  maturity  transferred  to  securities available  for sale in accordance  with the FASB "Special  Report," fair
        value of securities transferred $16,604,244                                         $      --      16,602,489
                                                                                            ===========   ===========

        Change in net unrealized gain (loss) on securities available for sale, net of tax   $    39,202       (32,631)
                                                                                            ===========   ===========

        Increase in amounts due to broker from purchases of securities available for sale   $ 1,500,000          --
                                                                                            ===========   ===========

        Increase in amounts due to broker from purchases of treasury stock                  $   146,396          --
                                                                                            ===========   ===========



See accompanying notes to consolidated financial statements.

                      AFSALA BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          September 30, 1997 and 1996

(1)     Summary of Significant Accounting Policies

        AFSALA Bancorp, Inc. (the Holding Company or the Company) was incorporated under Delaware law in June 1996 as a holding company to purchase 100% of the common stock of Amsterdam Federal Bank (the Bank). The Bank converted from a mutual form to a stock form institution and the Holding Company completed its initial public offering on September 30, 1996, at which time the Holding Company purchased all of the outstanding stock of the Bank. To date, the principal operations of AFSALA Bancorp, Inc. have been those of the Bank.

        The following is a description of the more significant policies which the Company follows in preparing and presenting its consolidated financial statements:

        (a) Basis of Presentation

            The accompanying consolidated financial statements include the accounts of the Holding Company and its wholly owned subsidiary, the Bank. All significant intercompany accounts and transactions have been eliminated. The accounting and reporting policies of the Company conform in all material respects to generally accepted accounting principles and to general practice within the thrift industry. The Company utilizes the accrual method of accounting for financial reporting purposes.

        (b) Use of Estimates

            The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of other real estate owned acquired in connection with foreclosures or insubstance foreclosures. In connection with the determination of the allowance for loan losses and the valuation of other real estate owned, management generally obtains independent appraisals for properties.

            Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Companys allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination which may not be currently available to management.

            A substantial portion of the Companys assets are loans secured by real estate located in Montgomery and neighboring counties in New York State. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is dependent upon market conditions in these market areas. In addition, other real estate owned, is also generally located in Montgomery and neighboring counties in New York State.

        (c) Cash Equivalents

            For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

        (d) Securities  Available  for  Sale,   Investment  Securities  Held  to
            Maturity, and Federal Home Loan Bank of New York Stock

            Management determines the appropriate classification of securities, at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as investment securities held to maturity and are stated at amortized cost. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported as a separate component of stockholders equity, net of tax. The Company does not maintain a trading portfolio.

            Realized gains and losses on the sale of securities are based on the net proceeds and the amortized cost of the securities sold, using the specific identification method. The cost of securities is adjusted for amortization of premium and accretion of discount, which is calculated on an effective interest method.

            Unrealized losses on securities are charged to earnings when the decline in fair value of a security is determined to be other than temporary.

            Non-marketable equity securities, such as Federal Home Loan Bank of New York stock, are stated at cost. The investment in Federal Home Bank of New York stock is required for membership. This investment is pledged to secure Federal Home Loan Bank of New York long term borrowings.

        (e) Reclassification of Investment Securities

            In November 1995, the staff of the Financial Accounting Standards Board (FASB) released its Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." The Special Report contained, among other things, a unique provision that allowed entities to, as of one date either concurrent with the initial adoption of the Special Report (November 15, 1995), but no later than December 31, 1995, reassess the appropriateness of the classifications of all securities held at that time. In accordance with the provisions of this Special Report, the Company reclassified securities with an amortized cost of $16,602,489 and an approximate fair value of $16,604,244 from investment securities held to maturity to securities available for sale as of December 31, 1995.

        (f) Net Loans Receivable

            Loans receivable are stated at the unpaid principal amount, net of the allowance for loan losses. Loans considered doubtful of collection by management are placed on a non-accrual status for the recording of interest. Generally, loans past due 90 days or more as to principal or interest are considered to be in non-accrual status except for those loans which, in management's judgment, are adequately secured and for which collection is probable. Previously accrued income that has not been collected is generally reversed from current income. Fees received from and costs incurred for loan originations are recorded to interest income on loans as received or incurred. Based upon management's analysis, recording loan origination fees and costs on the cash basis does not have a material impact on the Company's consolidated financial statements.

        (g) Allowance for Loan Losses

            The allowance for loan losses is increased through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance for loan losses is maintained at a level deemed appropriate by management based on an evaluation of the known and inherent risks in the portfolio, past loan loss exposure, estimated value of underlying collateral, and current and prospective economic conditions that may affect borrowers' ability to pay.

        (h) Loan Impairment

            As of October 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. Under these Statements, a loan (generally commercial-type loans) is considered impaired when it is probable that the borrower will not make principal and interest payments according to the original contractual terms of the loan agreement, or when a loan (of any type) is restructured in a troubled debt restructuring subsequent to the adoption of these Statements. These Statements prescribe recognition criteria for loan impairment and measurement methods for impaired loans. Impaired loans are included in non-performing loans, generally as non-accrual commercial type loans.

            The allowance for loan losses related to impaired loans is based on the discounted cash flows using the loans initial effective rate or the fair value of the collateral for certain loans where repayment of the loan is expected to be provided solely by the underlying collateral (collateral dependent loans). The Companys impaired loans are generally collateral dependent. The Company considers estimated costs to sell, on a discounted basis, when determining the fair value of collateral in the measurement of impairment if those costs are expected to reduce the cash flows available to repay or otherwise satisfy the loans. The adoption of SFAS Nos. 114 and 118 did not have a significant effect on the Companys consolidated financial statements.

            Other real estate owned includes both formally foreclosed and insubstance foreclosed real properties. In accordance with SFAS No. 114, a loan is classified as an insubstance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place.

            At September 30, 1997, other real estate owned consisted of one residential one-to-four family property and amounted to approximately $31 thousand. There was no other real estate owned at September 30, 1996.

        (i) Premises and Equipment

            Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the terms of the related leases or the useful lives of the assets.

        (j) Employee Benefit Plans

            The Company has a defined contribution 401(k) plan covering all full time employees meeting age and service requirements. In addition, the Company has a supplemental employee retirement plan for certain executive officers.

            The Company also has an employee stock ownership plan (ESOP) which was established to provide substantially all employees of the Company the opportunity to also become stockholders. The Company accounts for the ESOP in accordance with the American Institute of Certified Public Accountants Statement of Position No. 93-6, Employers Accounting for Stock Ownership Plans.

            The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, compensation expense is recognized only if the exercise price of the option is less than the fair value of the underlying stock at the grant date. SFAS No. 123, Accounting for Stock-Based Compensation, encourages entities to recognize the fair value of all stock-based awards on the date of grant as compensation expense over the vesting period. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma disclosures of net income and net income per share as if the fair-value-based method defined in SFAS No. 123 had been applied to stock option grants made in 1995 and later years. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS No. 123.

            The Company also accounts for its restricted stock plan in accordance with APB Opinion No. 25. The fair value of the shares awarded, measured as of the grant date, is recognized as unearned compensation (a deduction from stockholders equity) and amortized to compensation expenses as the shares become vested. Any excess of the cost to fund purchases of restricted stock plan shares over the grant date fair value is charged to retained earnings.

        (k) Income Taxes

            The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized subject to managements judgment that those assets will more likely than not be realized. A valuation allowance is recognized if, based on an analysis of available evidence, management believes that all or a portion of the deferred tax assets will not be realized. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        (l) Financial Instruments

            In the normal course of business, the Company is a party to certain financial instruments with off-balance-sheet risk, such as commitments to extend credit, unused lines of credit, and standby letters of credit. The Companys policy is to record such instruments when funded.

        (m) Net Income Per Share

            Net income per share is computed based on the weighted average number of shares outstanding, less unallocated ESOP shares, during the period. The effect of outstanding stock option awards and shares granted under the restricted stock plan are not material to the calculation of net income per share. Net income per share is not presented for periods prior to the initial stock offering as the Bank was a mutual thrift at the time and no stock was outstanding. As the conversion of the Bank to stock form was effective as of September 30, 1996, net income per share is not applicable for the year ended September 30, 1996. See also note 1(o).

        (n) Cashier Checks

            The Companys cashier checks (including tellers checks, loan disbursement checks, expense checks and money orders), are drawn upon deposit accounts at the Bank and are ultimately paid through the Banks Federal Reserve correspondent account. Outstanding cashier checks are classified as accrued expenses and other liabilities on the consolidated balance sheets.

        (o) Recent Accounting Pronouncements

            In June 1996, the FASB issued SFAS No. 125 Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial-components approach that focuses on control. The Company adopted SFAS No. 125 as of January 1, 1997. The adoption of SFAS No. 125 did not have a material impact on the Companys consolidated financial statements.

            In February 1997, the FASB issued SFAS No. 128, Earnings per Share, which establishes standards for computing and presenting earnings per share (EPS). This Statement supersedes Accounting Principals
            Board Opinion No. 15, Earnings per Share, and related interpretations. SFAS No. 128 replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

            Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. This Statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Earlier application is not permitted. This Statement requires restatement of all prior period EPS data presented. As required, the Company will adopt SFAS No. 128 in the first quarter of fiscal 1998, and will report and display EPS in accordance with the new Statement.

            In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income and its components in financial statements. SFAS No. 130 states that comprehensive income includes reported net income of a company, adjusted for items that are currently accounted for as direct entries to equity, such as the net unrealized gain or loss on securities available for sale. This Statement is effective for both interim and annual periods beginning after December 15, 1997. As required, the Company will adopt the reporting requirements of this Statement in the second quarter of fiscal 1998.

            In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for reporting by public companies about operating segments of their business. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement is effective for periods beginning after December 15, 1997. As required, the Company will adopt the reporting requirements of this Statement in the second quarter of fiscal 1998.

        (p) Reclassifications

            Amounts in the prior periods consolidated financial statements are reclassified whenever necessary to conform to the current periods presentation.


(2)     Conversion to Stock Ownership

        On September 30, 1996, the Holding Company sold 1,454,750 shares of common stock at $10.00 per share to depositors, employees of the Bank, and employee benefit plans of the Bank. Net proceeds from the sale of stock of the Holding Company, after deducting conversion expenses of approximately $942 thousand, were approximately $13.6 million and are reflected as common stock and additional paid-in capital in the accompanying consolidated balance sheets. The Company utilized approximately $6.8 million of the net proceeds to acquire all of the capital stock of the Bank.

        As part of the conversion, the Bank established a liquidation account for the benefit of eligible depositors who continue to maintain their deposit accounts in the Bank after the conversion. In the unlikely event of a complete liquidation of the Bank, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then current adjusted balance for deposit accounts held, before distribution may be made with respect to the Banks capital stock. The Bank may not declare or pay a cash dividend to the Holding Company, or repurchase any of its capital stock, if the effect thereof would cause the retained earnings of the Bank to be reduced below the amount required for the liquidation account. Except for such restrictions, the existence of the liquidation account does not restrict the use or application of retained earnings.

        The Banks capital exceeds all of the fully phased-in regulatory capital requirements. The Office of Thrift Supervision (OTS) regulations provide that an institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution could, after prior notice but without the approval of the OTS, make capital distributions during the calendar year of up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year. Any additional capital distributions would require prior regulatory approval.

        Unlike the Bank, the Holding Company is not subject to these regulatory restrictions on the payment of dividends to its stockholders.


(3)     Cash Reserve Requirements

        The Bank is required to maintain certain cash reserves and other deposits with the Federal Reserve Bank. The amount of this reserve requirement, included in cash and due from banks, was approximately $867 thousand and $767 thousand at September 30, 1997 and 1996, respectively.

(4)     Securities Available for Sale

        The amortized cost and approximate fair value of securities available for sale at September 30, 1997 and 1996 were as follows:

                                                                                 1997
                                                     -----------------------------------------------------------
                                                                        Gross           Gross      Approximate
                                                       Amortized      Unrealized      Unrealized       Fair
                                                          Cost           Gains         Losses         Value
                                                          ----           -----         ------         -----

        U.S. Government and agency securities         $29,056,416       107,678         6,280        29,157,814
        States and political subdivisions               3,536,236         6,846         6,338         3,536,744
        Collateralized mortgage obligations             5,095,820        14,055        99,060         5,010,815
                                                      -----------       -------       -------        ----------
                Total securities available for sale   $37,688,472       128,579       111,678        37,705,373
                                                      ===========       =======       =======        ==========


                                                                                 1996
                                                      ----------------------------------------------------------
                                                                         Gross         Gross       Approximate
                                                       Amortized       Unrealized   Unrealized         Fair
                                                          Cost           Gains        Losses          Value
                                                          ----           -----        ------          -----

        U.S. Government and agency securities         $ 8,762,717        27,436        11,470         8,778,683
        States and political subdivisions               4,987,667        22,640        17,707         4,992,600
        Collateralized mortgage obligations             3,423,917        30,808        94,206         3,360,519
                                                      -----------        ------       -------        ----------
                Total securities available for sale   $17,174,301        80,884       123,383        17,131,802
                                                      ===========        ======       =======        ==========


        Substantially  all  of  the  collateralized   mortgage   obligations  at
        September 30, 1997 and 1996 consist of Fannie Mae, Freddie Mac, and Government National Mortgage Association (GNMA) securities.

        The amortized cost and approximate fair value of securities available for sale at September 30, 1997, by contractual maturity, are shown below (collateralized mortgage obligations are included by final contractual maturity). Expected maturities may differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                  Amortized         Approximate
                                                                                     Cost            Fair Value
                                                                                  ---------         -----------

        Due within one year                                                       $ 3,445,917         3,451,641
        Due one year to five years                                                 15,640,535        15,689,193
        Due five years to ten years                                                13,506,200        13,553,725
        Due after ten years                                                         5,095,820         5,010,814
                                                                                  -----------        ----------
                Total securities available for sale                               $37,688,472        37,705,373
                                                                                  ===========        ==========


        There were no sales of securities available for sale during the years ended September 30, 1997 and 1996.

(5)     Investment Securities Held to Maturity

        The amortized cost and approximate fair value of investment securities held to maturity at September 30, 1997 and 1996 were as follows:

                                                                                         1997
                                                               ------------------------------------------------------
                                                                                   Gross        Gross     Approximate
                                                               Amortized        Unrealized    Unrealized      Fair
                                                                  Cost             Gains        Losses       Value
                                                                  -----            -----        ------       -----
        U.S. Government and agency securities                  $24,035,484        86,125        47,805    24,073,804
        Mortgage-backed securities                              11,182,369       229,776        62,388    11,349,757
        Other                                                       45,973            --            --        45,973
                                                               -----------       -------       -------    ----------
                Total investment securities held to maturity   $35,263,826       315,901       110,193    35,469,534
                                                               ===========       =======       =======    ==========


                                                                                         1996
                                                               -------------------------------------------------------
                                                                                  Gross        Gross      Approximate
                                                                Amortized      Unrealized    Unrealized      Fair
                                                                   Cost           Gains        Losses        Value
                                                                   ----           -----        ------        -----
        U.S. Government and agency securities                  $22,786,722        25,823       297,575    22,514,970
        Mortgage-backed securities                              12,172,235       128,219        93,141    12,207,313
        Other                                                       40,973                                    40,973
                                                               -----------       -------       -------    ----------
                Total investment securities held to maturity   $34,999,930       154,042       390,716    34,763,256
                                                               ===========       =======       =======    ==========

        Substantially all of the mortgage-backed securities at September 30, 1997 and 1996, consist of Fannie Mae, Freddie Mac, and GNMA securities.

        The amortized cost and approximate fair value of investment securities held to maturity at September 30, 1997, by contractual maturity, are shown below (mortgage-backed securities are included by final contractual maturity). Expected maturities may differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                       Amortized      Approximate
                                          Cost        Fair Value
                                          ----        ----------

        Due within one year           $ 6,336,053     6,320,142
        Due one year to five years     11,554,527    11,549,920
        Due five years to ten years     6,741,945     6,793,561
        Due after ten years            10,631,301    10,805,911
                                      -----------    ----------
        Total                         $35,263,826    35,469,534
                                      ===========    ==========


        There were no sales of investment securities held to maturity during the years ended September 30, 1997 and 1996.

(6)     Net Loans Receivable

        A summary of net loans receivable at September 30, 1997 and 1996 is as follows:

                                                           1997             1996
                                                           ----             ----
        Loans secured by real estate:
        Conventional one-to-four family mortgages      $ 44,081,646      42,912,395
        Commercial                                        3,665,186       3,015,220
        Home equity                                      17,676,832      14,665,911
        FHA insured                                         302,477         386,048
        VA guaranteed                                       523,316         667,225
                                                        ------------     ----------
                                                         66,249,457      61,646,799
                                                       ------------      ----------

        Other loans:
        Personal secured                                  3,874,609       3,942,824
        Personal unsecured                                  475,415         432,707
        Commercial                                        3,513,204       3,103,577
        Home improvement                                  1,789,938       1,560,032
        Passbook                                            938,440         779,494
        Education                                            86,287          91,321
                                                       ------------      ----------
                                                         10,677,893       9,909,955
                                                       ------------      ----------

                                                         76,927,350      71,556,754
        Less: Allowance for loan losses                  (1,108,080)       (879,463)
                                                       ------------      ----------
                                Net loans receivable   $ 75,819,270      70,677,291
                                                       ============      ==========


        Certain conventional mortgage loans held in the Companys loan portfolio are used to secure Federal Home Loan Bank of New York long term borrowings.

        A summary of the allowance for loan losses is as follows:

                                                           1997             1996
                                                           ----             ----

        Balance at beginning of year                   $   879,463        677,681
        Provision for loan losses                          250,000        230,000
        Charge-offs                                        (23,578)       (28,218)
        Recoveries                                           2,195           --
                                                       -----------        -------
        Balance at end of year                         $ 1,108,080        879,463
                                                       ===========        =======


        The following table sets forth information with regard to non-performing loans:

                                                           1997            1996
                                                           ----            ----

        Loans in non-accrual status                   $    469,351        716,461
        Loans contractually past due 90 days
          or more and still accruing interest                --            65,953
                                                      ------------        -------
        Total non-performing loans                    $    469,351        782,414
                                                      ============        =======


        There were no troubled debt restructurings at September 30, 1997 or 1996.

        Accumulated interest on non-accrual loans, as shown above, of approximately $30 thousand and $33 thousand was not recognized in interest income during the years ended September 30, 1997 and 1996, respectively. Approximately $9 thousand and $29 thousand of interest on non-accrual loans, as shown above, was collected and recognized in interest income during the years ended September 30, 1997 and 1996, respectively.

        As of September 30, 1997 and 1996, the recorded investment in loans that were considered to be impaired under SFAS No. 114 totaled approximately $10 thousand and $40 thousand respectively, for which the related allowance for loan loss was approximately $3 thousand and $4 thousand, respectively. During the years ended September 30, 1997 and 1996, the average balance of impaired loans was approximately $43 thousand and $40 thousand, respectively. Interest income collected on the impaired loans during the years ended September 30, 1997 and 1996 was approximately $6 thousand and $0, respectively.

        Certain directors and executive officers of the Company are customers of and have other transactions with the Company in the ordinary course of business. Loans to these parties were made in the ordinary course of business at the Companys normal credit terms, including interest rate and collateralization. The aggregate of such loans totaled approximately $361 thousand and $301 thousand at September 30, 1997 and 1996, respectively. Total advances to the directors and executive officers during the year ended September 30, 1997 were approximately $179 thousand. Total payments made on these loans were approximately $119 thousand for the year ended September 30, 1997.


(7)     Accrued Interest Receivable

        A summary of accrued interest receivable as of September 30, 1997 and 1996 is as follows:

                                                               1997          1996
                                                               ----          ----

                Term deposits with the Federal Home
                   Loan Bank                                $    --          43,900
                Securities available for sale                  373,185      186,706
                Investment securities held to maturity         507,444      432,787
                Loans receivable                               525,058      493,073
                                                            ----------    ---------
                        Total accrued interest receivable   $1,405,687    1,156,466
                                                            ==========    =========

 (8)     Premises and Equipment, Net

        Premises and equipment at September 30, 1997 and 1996 is summarized by major classification as follows:


                                                               1997          1996
                                                               ----          ----

        Land and land improvements                         $   388,044      388,044
        Office buildings                                     1,128,801    1,128,801
        Leasehold improvements                                 371,889      370,511
        Furniture, fixtures and equipment                    1,043,249      929,751
                                                           -----------    ---------
        Total                                                2,931,983    2,817,107
        Less accumulated depreciation                       (1,272,539)  (1,113,616)
                                                           -----------    ---------
        Premises and equipment, net                        $ 1,659,444    1,703,491
                                                           ===========    =========

        Depreciation included in occupancy and equipment expense amounted to approximately $170 thousand and $167 thousand for the years ended September 30, 1997 and 1996, respectively.


(9)     Deposits

        Deposit account balances at September 30, 1997 and 1996 are summarized as follows:

                             Stated
                              rate                            1997            1996
                              ----                            ----            ----

        Savings accounts      3.00%                      $ 36,180,998      36,916,478
        N.O.W. accounts    2.25 - 2.75                     11,617,872      10,779,847
        Money market
                accounts   2.75 - 4.87                      9,933,742       7,728,854
        Time deposit accounts:
                           3.00 - 3.99                        678,606          --
                           4.00 - 4.99                      2,093,829      14,505,461
                           5.00 - 5.99                     55,659,435      30,823,393
                           6.00 - 6.99                      8,584,559      15,491,537
                           7.00 - 7.99                      2,695,255       3,012,883
                                                         ------------     -----------
             Total time deposit accounts                   69,711,684      63,833,274
                                                         ------------     -----------

        Non-interest bearing
                accounts                                    7,872,026       7,201,628
                                                         ------------     -----------
                        Total deposits                   $135,316,322     126,460,081
                                                         ============     ===========

        The approximate amount of contractual maturities of time deposit accounts for the years subsequent to September 30, 1997 are as follows:

                Years ended September 30,
                -------------------------
                        1998                             $51,344,348
                        1999                               9,156,369
                        2000                               5,474,873
                        2001                               2,687,470
                        2002                               1,048,624
                                                         -----------
                                                         $69,711,684
                                                         ===========

        At September 30, 1997 and 1996, the aggregate amount of time deposit accounts with balances equal to or in excess of $100 thousand was approximately $8.6 million and $6.8 million, respectively. Deposits in excess of $100 thousand are not Federally insured.

        Interest expense on deposits and escrow accounts for the years ended September 30, 1997 and 1996, is summarized as follows:

                                                           1997           1996
                                                           ----           ----

        Savings accounts                                $1,081,101     1,067,478
        N.O.W. accounts                                    258,396       223,737
        Money market accounts                              363,605       256,736
        Time deposits                                    3,688,735     3,624,137
        Escrow accounts                                      8,358         9,326
                                                        ----------     ---------
                Total                                   $5,400,195     5,181,414
                                                        ==========     =========

        Weighted average
         interest rate at end of period                    4.19%          4.11%
                                                           ====           ====


(10)    Income Taxes

        The following is a summary of the components of income tax expense for the years ended September 30, 1997 and 1996:

                                                           1997          1996
                                                           ----          ----

        Current tax expense:
                Federal                                 $  662,884       73,774
                State                                      126,083       13,634
        Deferred tax benefit                              (165,416)     (24,308)
                                                        ----------       ------
                Income tax expense                      $  623,551       63,100
                                                        ==========       ======

        Income tax expense for financial reporting purposes is greater than the amount computed by applying the statutory federal income tax rate of 34% to income before income tax expense for the reasons noted in the table below:

                                                          1997           1996
                                                          ----           ----

        Expense at statutory federal tax rate          $   616,277       93,302
        Tax-exempt income                                  (61,948)     (49,137)
        State income taxes, net of
           federal tax benefit                              64,700       16,708
        Decrease in the deferred tax asset
           valuation allowance                             (30,000)        --
        Effect of graduated tax rates                         --         (2,438)
        Other, net                                          34,522        4,665
                                                       -----------       ------
                Income tax expense                     $   623,551       63,100
                                                       ===========       ======

        Effective tax rate                                    34.4%        23.0%
                                                       ===========       =======

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at September 30, 1997 and 1996 are as follows:

                                                                        1997          1996
                                                                        ----          ----

        Deferred tax assets:
        Differences in reporting the provision for
           loan losses and loan charge-offs                           $ 444,562      352,841
        Other                                                            68,819       36,404
                                                                      ---------     --------
                Total gross deferred tax assets                         513,381      389,245
                Less valuation allowance                               (120,000)    (150,000)
                                                                      ---------     --------
                Net deferred tax assets                                 393,381      239,245
                                                                      ---------     --------

        Deferred tax liabilities:
        Depreciation                                                    (77,079)     (75,901)
        Prepaid expenses                                                 (8,597)     (28,463)
        Other                                                           (22,183)     (14,775)
                                                                      ---------     --------
                Total deferred tax liabilities                         (107,859)    (119,139)
                                                                      ---------     --------
                Net deferred tax asset at end of year                   285,522      120,106
                Net deferred tax asset at beginning
                  of year                                               120,106       95,798
                                                                      ---------     --------
        Deferred tax benefit for the year                             $(165,416)     (24,308)
                                                                      =========     ========

        In addition to the deferred tax assets and liabilities noted above, the Company also had a deferred tax liability of approximately $6 thousand at September 30, 1997, and a deferred tax asset of approximately $14 thousand at September 30, 1996, related to the net unrealized gain or loss on securities available for sale.

        During the year ended September 30, 1997, the deferred tax asset valuation allowance was reduced by $30 thousand. In maintaining the valuation allowance, the Company takes into consideration the nature and timing of the deferred tax items as well as the amount of available open tax carrybacks. The Company has fully reserved its New York State deferred tax asset, which is a significant component of deferred tax assets, due to the lack of carryback and carryforward provisions available in New York State. Any changes in the valuation allowance are based upon the Companys continuing evaluation of the level of such allowance, the amount of New York State deferred tax assets, and the realizability of the temporary differences creating the deferred tax asset. Based on recent historical and anticipated future pre-tax earnings, management believes it is more likely than not that the Company will realize its net deferred tax assets.

        As a thrift institution, the Bank is subject to special provisions in the federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically have been determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves are maintained equal to the excess of allowable deductions over actual bad debt losses and other reserve reductions. These reserves consist of a defined base-year amount, plus additional amounts (excess reserves) accumulated after the base year. SFAS No. 109 requires recognition of deferred tax liabilities with respect to such excess reserves, as well as any portion of the base-year amount which is expected to become taxable (or recaptured) in the foreseeable future.

        Certain amendments to the federal and New York State tax laws regarding bad debt deductions were enacted in July and August 1996. The federal amendments include elimination of the percentage of taxable income method for tax years beginning after December 31, 1995 and imposition of a requirement to recapture into taxable income (over a six-year period) the bad debt reserves in excess of the base-year amounts. The Bank did not have any federal bad debt reserves in excess of the base-year amount, thus there was no recapture requirement. The New York State amendments redesignate the Banks state bad debt reserves at December 31, 1995 as the base-year amount and also provide for future additions to the base-year reserve using the percentage of taxable income method.

        In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to the December 31, 1996 (the latest date for which the calculation is available) federal and state base-year reserves of approximately $2.0 million and $3.4 million, respectively, since the Company does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws as amended, events that would result in taxation of these reserves include (i) redemptions of the Banks stock or certain excess distributions to the Company and (ii) failure of the Bank to maintain a specified qualifying assets ratio or meet other thrift definition tests for New York State tax purposes. The unrecognized deferred tax liabilities at December 31, 1996 with respect to the federal and state base-year reserves were approximately $669 thousand and $137 thousand (net of federal benefit), respectively.


(11)    Federal Home Loan Bank of New York Long Term Borrowings

        The long term borrowings from the Federal Home Loan Bank of New York are secured by conventional mortgage loans held in the Companys loan portfolio, as well as the Federal Home Loan Bank of New York stock. The rates on the various advances ranged from 5.42% to 10.30% and 5.07% to 10.30% at September 30, 1997 and 1996, respectively. The weighted average rate on the remaining borrowings was 7.01% and 6.83% at September 30, 1997 and 1996, respectively. The following table sets forth the remaining maturities of the borrowings at September 30, 1997:

        Years ended September 30,
        -------------------------

                 1998                                  $  350,000
                 1999                                     337,500
                 2000                                     321,875
                 2001                                     181,250
                 2002                                     112,500
               2003-2004                                  112,500
                                                       ----------
                                                       $1,415,625
                                                       ==========


(12)    Related Party Transactions

        The law firm of a Director of the Company provides the majority of the Companys legal services. The Company expensed approximately $62 thousand in fees to this law firm for legal services for each of the years ended September 30, 1997 and 1996, respectively.

        The Company leases certain branch facilities and office space from an entity controlled by a member of the Board of Directors. The leases expire in February 2001. The terms of the leases provide for increased payments each year ranging in total from $20 thousand in the first year to $30 thousand in the last year. Management believes the terms of these leases to be consistent with normal market terms.

        See also note 6.


(13)    Commitments and Contingent Liabilities

        Off-Balance Sheet Financing and Concentrations of Credit ---------------------------------------------------------`
        The Company is a party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit, unused personal lines of credit, and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement by the Company.

        The Companys exposure to credit loss in the event of nonperformance by the other party to the commitment to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

        Unless otherwise noted, the Company does not require collateral or other security to support off-balance-sheet financial instruments with credit risk.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, required by the Company upon the extension of credit is based on managements credit evaluation of the customer. Mortgage and construction loan commitments are secured by a first or second lien on real estate. Collateral on extensions of credit for commercial loans varies but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial property.

        Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support borrowing arrangements. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers.
                                       22

        Contract amounts of financial instruments that represent credit risk as of September 30, 1997 and 1996, at fixed and variable interest rates are as follows:


                                                                      1997
                                                      -------------------------------------
                                                        Fixed        Variable      Total
                                                        -----        --------      -----
        Commitments outstanding:
        Residential mortgages                         $  672,000      194,000      866,000
        Commercial real estate loans                     150,000         --        150,000
        Unadvanced portion of construction
           loans                                         332,245      256,818      589,063
                                                      ----------      -------    ---------
                                                       1,154,245      450,818    1,605,063
                                                      ----------      -------    ---------

        Unused lines and standby letters of credit:
        Personal lines of credit                         276,944         --        276,944
        Standby letters of credit                           --         40,000       40,000
                                                      ----------      -------    ---------
                                                         276,944       40,000      316,944
                                                      ----------      -------    ---------
                                                      $1,431,189      490,818    1,922,007
                                                      ==========      =======    =========

                                                                       1996
                                                      ------------------------------------
                                                         Fixed       Variable       Total
                                                         -----       --------       -----
        Commitments outstanding:
        Residential mortgages                         $  300,200      629,000      929,200
        Commercial real estate loans                      86,500         --         86,500
        Unadvanced portion of construction
           loans                                         208,584      124,018      332,602
                                                       ---------      -------    ---------
                                                         595,284      753,018    1,348,302
                                                       ---------      -------    ---------

        Unused lines and standby letters of credit:
        Personal lines of credit                         224,263         --        224,263
        Standby letters of credit                           --        106,000      106,000
                                                       ---------      -------    ---------
                                                         224,263      106,000      330,263
                                                       ---------      -------    ---------
                                                       $ 819,547      859,018    1,678,565
                                                       =========      =======    =========


        The range of interest rates on fixed rate commitments outstanding was 7.25% to 8.25% at September 30, 1997. The interest rate on the unused personal lines of credit was 15.00% at September 30, 1997

        Commitments on residential mortgage loans generally expire within 60 days of the date of issuance. Funds for construction loans are advanced during the construction phase based upon various stages of completion in accordance with the results of inspection reports. All funds for construction loans are generally advanced within 180 days.

        The Company does not engage in investments in futures contracts, forwards, swaps, or option contracts or other derivative investments with similar characteristics.

        The Company grants residential, consumer, and commercial loans in Montgomery and neighboring counties in New York State. Accordingly, a substantial portion of its debtors ability to honor their contracts is dependent upon the economy of this region.

        Lease Commitments
        -----------------
        The Company leases certain branch facilities and office space under noncancelable operating leases. Total expenses under these leases for the years ended September 30, 1997 and 1996, were approximately $105 thousand and $97 thousand, respectively.

        A summary of the future minimum commitments required under noncancelable operating leases as of September 30, 1997 are as follows:

                     Years ending September 30,
                     --------------------------
                                1998                $ 134,337
                                1999                  139,763
                                2000                   81,899
                                2001                   39,776
                                2002                   27,400
                                                    ---------
                                                    $ 423,175
                                                    =========

        Borrowing Arrangements
        ----------------------
        The Company has two lines of credit available with the Federal Home Loan Bank of New York which expire in January 1998. The first is an overnight line of credit for approximately $7.7 million with interest based on existing market conditions. The second is a one-month overnight repricing line of credit for approximately $7.7 million with interest based on existing market conditions. There were no amounts outstanding under these lines at September 30, 1997.

        Legal Proceedings
        -----------------
        The Company is, from time to time, a defendant in legal proceedings relating to the conduct of its business. In the best judgment of management, the financial position of the Company will not be affected materially by the outcome of any pending legal proceedings.


(14)    Employee Benefit Plans

        The Companys defined contribution 401(k) plan covers all full time employees meeting age and service requirements. The Company matches participant contributions up to a maximum of 4.5%. Costs associated with this plan were approximately $39 thousand and $35 thousand for the years ended September 30, 1997 and 1996, respectively.

        The Company also has a supplemental employee retirement plan (SERP) for certain executive officers. The expense associated with this plan was approximately $24 thousand for the year ended September 30, 1997, and approximately $21 thousand for the year ended September 30, 1996. The SERP is funded annually.

        Employee Stock Ownership Plan
        -----------------------------
        As part of the conversion discussed in note 2, an employee stock ownership plan (ESOP) was established to provide substantially all employees of the Company the opportunity to also become stockholders. The ESOP borrowed $1,107,800 from the Company and used the funds to purchase 110,780 shares of the common stock of the Company issued in the conversion. The loan will be repaid principally from the Companys discretionary contributions to the ESOP over a period of ten years. At September 30, 1997, the loan had an outstanding balance of $1,080,105 and an interest rate of 8.5%. Both the loan obligation and the unearned compensation are reduced by the amount of loan repayments made by the ESOP. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation.

        The unallocated ESOP shares are pledged as collateral to secure the loan and are reported as common stock acquired by ESOP in stockholders equity. The Company reports compensation expense equal to the average market price of the shares during the applicable service period. The shares become outstanding for net income per share computations when the shares are committed to be allocated to employees accounts. The Company recorded approximately $151 thousand in compensation expense related to the ESOP during the year ended September 30, 1997. There was no compensation expense related to the ESOP for the year ended September 30, 1996.

        The ESOP shares as of September 30, 1997 were as follows:

        Allocated shares                                              2,770
        Shares committed to be allocated                               --
        Unallocated shares                                          108,010
                                                                 ----------
                                                                    110,780
                                                                 ==========

        Approximate fair value of unallocated shares at
          September 30, 1997                                     $1,930,679
                                                                 ==========

        Stock Option Plan
        -----------------
        On May 30, 1997, the stockholders approved the AFSALA Bancorp, Inc. 1997 Stock Option Plan (Option Plan). Under the Option Plan, options to purchase a number of shares equal to 10% of the Companys shares issued in its initial public offering, or 145,475 shares, became available for award to officers, directors, key employees and other persons from time to time. Concurrent with the approval of the Option Plan, 145,475 stock options were granted to officers, directors and key employees of the Company at an exercise price of $13.875 per share, representing the mean between the last bid and ask price of the stock on the grant date. The options have a term of 10 years and vest over a five year period at a rate of 20% annually, commencing on the one year anniversary of the grant date. No options were exercised, cancelled, or forfeited during the year ended September 30, 1997. As of September 30, 1997, the weighted-average remaining contractual life of the options was approximately 9.7 years.

        As all options were granted at an exercise price equal to the fair value of the common stock at the grant date, in accordance with the provisions of APB Opinion No. 25 related to fixed stock options, no compensation expense was recognized with respect to the options granted. Under the alternative fair-value-based method defined in SFAS No. 123, the fair value of all fixed stock options on the grant date would be recognized as expense over the vesting period. The estimated weighted average fair value of options granted during the year ended September 30, 1997 was $5.17. The fair value was estimated using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 1.25%; expected volatility rate of 25.0%; risk-free interest rate of 6.69%; and an expected option life of 7.0 years.

        The following is a comparison of the Companys net income and net income per share, as reported, to the pro forma amounts assuming application of the fair-value-based method of SFAS No. 123 to options granted during the year ended September 30, 1997:

        Net income:
                As reported             $ 1,189,029
                Pro forma                 1,143,984
        Net income per share:
                As reported                  0.89
                Pro forma                    0.85

        Restricted Stock Plan
        ---------------------
        On May 30, 1997, the stockholders approved the Amsterdam Federal Bank Restricted Stock Plan (RSP) for the benefit of officers, directors, and key employees of the Company. Under the RSP, 4% of the Companys common stock, or 58,190 shares, became available for award in recognition of expected future services to the Company by its directors, officers, and key employees responsible for implementation of the policies adopted by the Companys Board of Directors and as a means of providing a further retention incentive. Concurrent with the approval of the RSP, 58,190 shares were awarded and vest over a five year period at a rate of 20% annually, commencing on the one year anniversary of the grant date. The fair market value of the shares awarded on the grant date of approximately $786 thousand is being amortized to compensation expense as the participants become vested in those shares. For the year ended September 30, 1997, the Company recognized compensation expense related to the RSP of approximately $52 thousand. The restricted stock used to fund the RSP was purchased by the Company in open-market transactions.


(15)    Fair Value of Financial Instruments

        SFAS No. 107, Disclosure about Fair Value of Financial Instruments requires the Company to disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Companys entire holdings of a particular financial instrument. Because no ready market exists for a significant portion of the Companys financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

        Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the deferred tax assets and liabilities and premises and equipment. In addition, tax ramifications related to the realization of the unrealized gains and losses, which can have a significant effect on fair value estimates, have not been considered in the estimates of fair value under SFAS No. 107.

        In addition, there are significant intangible assets that SFAS No. 107 does not recognize, such as the value of core deposits, the Companys branch network, and other items generally referred to as goodwill.

        The following table presents the carrying amounts and estimated fair values of the Companys financial instruments at September 30, 1997 and 1996:

                                                                                         1997                    1996
                                                                                 ----------------------   ---------------------
                                                                                 Carrying     Estimated   Carrying   Estimated
                                                                                  Amount     Fair Value    Amount    Fair Value
                                                                                  ------     ----------    ------    ----------
                                                                                                 (in thousands)

        Financial assets:
                Cash and cash equivalents                                        $  7,802       7,802      27,016     27,016
                Securities available for sale                                      37,705      37,705      17,132     17,132
                Investment securities held to maturity                             35,264      35,470      35,000     34,763
                Federal Home Loan Bank of New York stock                              565         565         565        565

                Loans receivable                                                   76,927      77,523      71,556     71,631
                        Less:  Allowance for loan losses                           (1,108)        --         (879)      --
                                                                                 --------      ------      ------     ------
                                Net loans receivable                               75,819      77,523      70,677     71,631
                                                                                 ========      ======      ======     ======

                Accrued interest receivable                                         1,406       1,406       1,156      1,156

        Financial liabilities:
                Savings, N.O.W, money market and non-interest bearing accounts     65,605      65,605      62,627     62,627
                Time deposit accounts                                              69,712      70,024      63,833     64,232
                Federal Home Loan Bank of New York long term borrowings             1,416       1,447       1,816      1,842
                Escrow accounts                                                       267         267         365        365
                Accrued interest payable                                                8           8          19         19


        Financial  Instruments  with  Carrying  Amount  Equal to Fair  Value
        --------------------------------------------------------------------
        The carrying amount of cash and due from banks, federal funds sold, term deposits with the Federal Home Loan Bank (collectively defined as cash and cash equivalents), accrued interest receivable, escrow accounts, and accrued interest payable is considered to be equal to fair value as a result of their short-term nature.

        Securities  Available for Sale,  Investment  Securities Held to Maturity
        ------------------------------------------------------------------------
        and Federal Home Loan Bank of New York Stock
        --------------------------------------------
        Securities available for sale and investment securities held to maturity are financial instruments which are usually traded in broad markets. Fair values are based upon bid quotations received from either quotation services or securities dealers. The estimated fair value of stock in the Federal Home Loan Bank of New York is assumed to be its cost given the lack of a public market available for this investment.

        Loans
        -----
        Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as one-to-four family, commercial real estate, consumer and commercial loans. Each loan category is further segmented into fixed and adjustable interest rate terms and by performing and non-performing categories.

        The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the contractual term of the loans to maturity, adjusted for estimated prepayments.

        Fair value for non-performing loans is based on recent external appraisals and discounting of cash flows. Estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

        Deposit Liabilities
        -------------------
        Under SFAS No. 107, the fair value of deposits with no stated maturity, such as savings deposits, N.O.W deposits, money market deposits, and non-interest bearing deposits are equal to the carrying amounts payable on demand. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimate of deposit liabilities in the foregoing table does not include the benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

        Federal   Home   Loan   Bank   of  New   York   Long   Term   Borrowings
        -------------------------------------------------------
        Fair value is estimated by discounting scheduled cash flows based on current rates available to the Company for similar types of borrowing arrangements.

        Commitments to Extend Credit and Standby Letters of Credit
        ----------------------------------------------------------
        The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current level of interest rates and the committed rates. The fair value of commitments to extend credit and standby letters of credit is based on fees currently charged for similar agreements or on the cost to terminate them or otherwise settle the obligations with the counterparties. Fees such as these are not a major part of the Companys business and in the Companys business territory are not currently a normal business practice.


(16)    Regulatory Capital Requirements

        OTS capital regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at September 30, 1997 and 1996, the Bank was required to maintain a minimum ratio of tangible capital to tangible assets of 1.5%; a minimum leverage ratio of core (Tier 1) capital to total adjusted tangible assets of 3.0%; and a minimum ratio of total capital (core capital and supplementary capital) to risk-weighted assets of 8.0%, of which 4.0% must be core (Tier 1) capital.

        Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on an institutions financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized,
        adequately      capitalized,       undercapitalized,       significantly
        undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a core (Tier 1) capital ratio of at least 5.0% (based on total adjusted quarterly average assets); a core (Tier 1) risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

        The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors.

        Management believes that, as of September 30, 1997 and 1996, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent OTS notification categorized the Bank as a well capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Banks capital classification.

        The following is a summary of the Banks actual capital amounts and ratios as of September 30, 1997 and 1996, compared to the OTS minimum bank capital adequacy requirements and the OTS requirements for classification as a well capitalized institution. Although the OTS capital regulations apply at the Bank level only, the Companys consolidated capital amounts and ratios are also presented. The OTS does not have a holding company capital requirement.

                      AFSALA BANCORP, INC. AND SUBSIDIARY

(16), Continued

                                                                                            OTS Required Capital Ratios
                                                                                         --------------------------------------
                                                    1997              1996
                                         --------------------    -----------------
                                                Actual                Actual
                                         --------------------    -----------------        For Minimum      For Classification
                                          Amount       Ratio     Amount     Ratio       Capital Adequacy   as Well Capitalized
                                         --------      -----     ------     -----       ----------------   -------------------
                                                                (Dollars in Thousands)

              Tangible capital:
                      Bank only            $  16,636    10.5%    13,816      9.0%            1.5%
                      Consolidated            20,608    13.0     20,619      13.4            N/A

              Core (Tier 1) capital:
                      Bank only               16,636    10.5     13,816      9.0             3.0                  5.0%
                      Consolidated            20,608    13.0     20,619      13.4            N/A                  N/A

              Risk-based capital:
                      Core (Tier 1):
                              Bank only       16,636    24.0     13,816      21.7                                 6.0
                              Consolidated    20,608    29.7     20,619      32.4                                 N/A

                      Total:
                              Bank only       17,456    25.2     14,573      22.9            8.0                  10.0
                              Consolidated    21,429    30.9     21,376      33.5            N/A                  N/A


(17)    Parent Company Financial Information

        The following information presents the financial position of AFSALA Bancorp, Inc. (Parent Company) as of September 30, 1997 and 1996, and the results of its operations and cash flows for the year ended September 30, 1997. The results of its operations and cash flows for the year ended September 30, 1996 are not applicable as there was no activity prior to its initial public offering on September 30, 1996.


                     Balance Sheets                                                 1997             1996
                     --------------                                                 ----             ----

                         Assets
                Cash and cash equivalents                                       $  3,876,462           --
                Loan receivable from subsidiary bank                                   --          5,695,128
                Loan receivable from ESOP                                          1,080,105       1,107,800
                Investment in subsidiary bank                                     16,647,627      13,787,944
                Other assets                                                           9,641           --
                                                                                ------------      ----------
                                Total assets                                    $ 21,613,835      20,590,872
                                                                                ============      ==========

               Liabilities and stockholders equity

        Liabilities:
                Accrued expenses and other liabilities                               994,714           --
                                                                                ------------      ----------

        Stockholders Equity:
                Preferred stock, $0.10 par value; authorized
                  500,000 shares; none issued
                Common stock, $0.10 par value; authorized
                  3,000,000 shares; 1,454,750 shares issued                          145,475         145,475
                Additional paid-in capital                                        13,465,092      13,460,381
                Retained earnings, substantially restricted                        9,048,824       8,120,864
                Common stock acquired by ESOP (108,010 shares
                  in 1997 and 110,780 shares in 1996)                             (1,080,105)     (1,107,800)
                Unearned Restricted Stock Plan                                      (733,194)          --
                Treasury stock, at cost (15,000 shares in 1997)                     (238,125)          --
                Net unrealized gain (loss) on securities available
                  for sale, net of tax                                                11,154         (28,048)
                                                                                ------------      ----------
                                Total stockholders equity                         20,619,121      20,590,872
                                                                                ------------      ----------
                                Total liabilities and stockholders equity       $ 21,613,835      20,590,872
                                                                                ============      ==========


                               Statement of Income
                          Year ended September 30, 1997


        Interest income                                                   $  312,953
        Dividends from subsidiary bank                                        58,190
        Interest expense                                                        --
                                                                          ----------
                Net interest income                                          371,143
        Non-interest expenses                                                 75,013
                                                                          ----------
        Income before income tax expense and equity
           in undistributed earnings of subsidiary bank                      296,130

        Income tax expense                                                    95,176
                                                                          ----------
        Income before equity in undistributed earnings
           of subsidiary bank                                                200,954

        Equity in undistributed earnings of subsidiary bank                  988,075
                                                                          ----------
        Net income                                                        $1,189,029
                                                                          ==========

                                       31

                            Statement of Cash Flows
                         Year ended September 30, 1997


        Cash flows from operating activities:
                Net income                                                           $ 1,189,029
                Adjustments to reconcile net income
                  to net cash provided by operating activities:
                                Equity in undistributed earnings of
                                  subsidiary bank                                     (1,014,668)
                                Increase in other assets                                 (71,641)
                                                                                     -----------
                                        Net cash provided by operating
                                          activities                                     102,720
                                                                                     -----------

        Cash flows from investing activities:
                Payments on loan receivable from subsidiary bank                       5,695,128
                Payments on loan receivable from ESOP                                     27,695
                                                                                     -----------
                                        Net cash provided by investing
                                          activities                                   5,722,823
                                                                                     -----------

        Cash flows from financing activities:
                Purchases of treasury stock                                           (1,030,625)
                Cash dividends paid on common stock                                     (107,738)
                                                                                     -----------
                                        Net cash used in financing activities         (1,138,363)
                                                                                     -----------

        Net increase in cash and cash equivalents                                      3,876,462
        Cash and cash equivalents at beginning of year                                     --
                                                                                     -----------
        Cash and cash equivalents at end of year                                     $ 3,876,462
                                                                                     ===========



        These financial statements should be read in conjunction with the Companys consolidated financial statements and notes thereto.

                             CORPORATE INFORMATION

                              EXECUTIVE OFFICERS:

 John M. Lisicki              Benjamin W. Ziskin            James J. Alescio
President and Chief             Vice President               Treasurer and
 Executive Officer                                       Chief Financial Officer

                                   DIRECTORS:

Dr. Ronald S. Tecler            John M. Lisicki           Dr. Daniel J. Greco
     Dentist                  President and Chief                Retired
                               Executive Officer         (School Superintendent)

Joseph G. Opalka              John A. Tesiero, Jr.        John A. Kosinski, Jr.
   Accountant                       Owner                        Attorney
                         Construction Supply Business

                               Florence B. Opiela
                                    Retired
                                (Bank Executive)

          Stock Transfer Agent
     American Stock Transfer & Trust Co.
        40 Wall Street 46th Street
         New York, New York 10005


          Special Legal Counsel
     Malizia, Spidi, Sloane & Fisch, P.C.
           1301 K Street, N.W.
         Washington, D.C. 20005


           Independent Auditors
           KPMG Peat Marwick LLP
           74 North Pearl Street
           Albany, New York 12207